James D. Constantine
807 Crescent Blvd.
Glen Ellyn, IL 60137

February 17, 2000

Dear Jim,

           I would like to confirm the job offer I made to you on February 17, 2000. It is contingent upon Factory Card Outlet (FCO) receiving your signed acceptance of this offer by February 21, 2000 and you starting with us on or before February 23, 2000.
           Your title will be Senior Vice-President, Chief Financial Officer, and you will report to our Chief Executive Officer, Bill Freeman. You will be a member of our Operating Committee and our Executive Committee.
           Your base salary will be $175,000 per year, which will be paid to you on a bi-weekly basis while you are in our active employ. Your next scheduled performance and salary review is April 1, 2001.
           You will be eligible for our Management Incentive Program, with a target annual bonus total of 40% of your base salary earnings for the bonus period. The bonus is currently structured as follows:
            o 75% of target based on our EBITDAR (earnings before interest, taxes, depreciation, amortization and reorganization expenses and reserves) performance versus plan.
            o     25% of target based on merchandise inventory turn.
Both components are calculated separately, and do not impact the award for the other component. Both parts can be as low as -0- and as high as double the target percentage. Our bonus period is our fiscal year, February through January, with any bonus payment occurring within 70 days of the end of the fiscal year. You must be in our active employ on the last day of the respective fiscal year in order to receive it.
           You will be eligible to receive a pro-rata share of the company's "Retention Bonus Plan" covering the period January 30, 2000 through July 29, 2000. The pro-rata share is calculated based on your start date with the company. A copy of the plan is attached.
           In the event that you are asked to leave FCO by the company, for reasons unrelated to your disability or death, or for reasons other than breach of trust or willful neglect by you, you will be eligible to receive the pro-rata share of the retention bonus. You would also be eligible to receive up to twelve months of base salary and continued medical benefits. This is after one year of service or upon approval from the Board of Directors. These payments would begin as soon as you signed a release that FCO would provide you that is our standard release for Executive Officers.
           You will receive four weeks of vacation per fiscal year, starting in 2000; additional vacation time would be granted based on the companies vacation plan in place at that time. You will be eligible to join our medical, dental, and prescription health care plan upon hire, and will be eligible for our other benefits after meeting their respective length-of-service requirements. Those benefits include; $350,000 of company-paid life insurance, a 401-k plan that provides a 33.3% company-paid match to your contribution (which can be up to 6%


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of your gross earnings, or the legal limit on 401-k contributions, whichever is less), six weeks of disability benefits at 100% of your pay, and long-term disability that begins after 13 weeks at $10,000.00 per month until age 65. Each of these benefits is regulated either by our insurance carrier or by our procedures for the respective program. You will receive additional information about each after you join us.
           As is the case with our other Executives, your employment with FCO is considered "at-will" and can be ended by you or FCO at any time, for any or no reason, subject only to the conditions in this employment offer, and/or any agreements that FCO and you may both agree to in the future.
           Jim, I speak for Bill, Glen and myself when I say "Welcome to FCO!!" We are confident that you will bring a significant amount of talent to our executive team, talents that will help us reach our goal of being the leader in our category. We also believe that we can provide you with both the opportunity for personal growth, and the opportunity to obtain a significant financial reward for you and your family. We are all looking forward to working with you.
           Assuming that this offer is acceptable to you, please sign where indicated below, and return this letter to me by fax or express mail. The enclosed copy is for your records. If you are not able to sign this agreement and return it to me in the next three days, please call me immediately so we can discus the matter.


                                   Sincerely,

                               /s/ William A. Beyerl

                                   William A. Beyerl
                                   Vice-President, Human Resources




CC:   William E Freeman, Chief Executive Officer
      Glen Franchi, Executive Vice-President and Chief Operating Officer.

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I understand and agree to the terms of this two-page employment offer.

      /s/ James D. Constantine
------------------------------------------                  ------------
          James D. Constantine                                  DATE

  /s/ William A Beyerl
------------------------------------------                  ------------
      William A Beyerl VP-HR,  FCO                              DATE



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